Exhibit 99.1

CONTACT:	John Hyre, Investor Relations

Commercial Vehicle Group, Inc.

(614) 289-5157

FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES THE APPOINTMENT OF A NEW

MEMBER OF ITS BOARD OF DIRECTORS

NEW ALBANY, OHIO, November 15, 2011 – Commercial Vehicle Group, Inc. (Nasdaq: CVGI) today announced the appointment of Arnold (“Al”) Siemer, a large stockholder, as a member of its Board of Directors. Mr. Siemer has also been appointed by the Board to serve on its Nominating and Corporate Governance Committee and its Compensation Committee.

Mr. Siemer has been the owner of Desco Corporation since 1967. Desco Corporation and its affiliated companies are a group of diversified manufacturing and technology companies with facilities in the United States, Europe and Asia.

“We are fortunate to have someone with Al’s experience join our board,” stated Richard A. Snell, Chairman of the Board of Commercial Vehicle Group, Inc. “He is a seasoned executive with significant experience in finance, domestic and international operations and manufacturing and will be a valuable addition to the board,” added Mr. Snell.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture markets and the specialty and military transportation markets. The Company’s products include static and suspension seat systems, electronic wire harness assemblies, controls and switches, structures and components, interior trim systems (including instrument panels, door panels, headliners, cabinetry and floor systems), mirrors and wiper systems specifically designed for applications in commercial vehicles. The Company is headquartered in New Albany, OH with operations throughout North America, Europe and Asia. Information about the Company and its products is available on the internet at www.cvgrp.com.

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